EXHIBIT B

Sub-Item 77Q (2):

Kenneth Banwart, Director and President of the Funds, failed to file a Form 4 as a result of purchasing 2,121.7728 shares of the ASA Managed Futures Fund LLC on August 1, 2004. A statement to this effect appears in the Funds' annual report dated January 31, 2005.